EXHIBIT 10.1

EXE TECHNOLOGIES, INC.
8787 Stemmons Freeway
Dallas, TX 75247

February 12, 2003

Hand Delivered

Mr. Raymond R. Hood
3645 Southwestern Boulevard
Dallas, Texas 75225

Dear Ray

This letter is to confirm that EXE has elected to terminate your employment without cause pursuant to Section 8.4(a) of your Employment Agreement dated as of July 1, 2000 (the “Employment Agreement”) on the following terms and conditions. Accordingly, you and EXE agree as follows:

1.     Termination. The effective date of termination of the Employment Agreement is November 14, 2002, your effective date of termination as Chief Executive Officer is November 14, 2002 (you acknowledge that you had previously surrendered the title of President), and the effective date of termination of your employment with EXE is the date of this letter. Effective at the close of business on November 14, 2002, you have no further authority to bind EXE as President or Chief Executive Officer. EXE and you acknowledge that, except to the extent modified by this separation agreement, the following provisions of the Employment Agreement will survive in accordance with their respective terms: 4.10, 5, 6, 7, 8.7, 9, 10 and 12 through 22. All other provisions of the Employment Agreement are terminated in their entirety.

2.     Severance. On or about the date of your execution of this letter and in accordance with Section 8.7 of the Employment Agreement, EXE will make a one-time payment to you of $1,376,846.78. As of the date of this agreement, and except as may otherwise be agreed in writing between you and EXE, you will no longer be eligible for any additional compensation, including without limitation salary, bonuses, or benefits; provided that, in addition to the amount specified in the first sentence of this paragraph 2, EXE will pay you for any accrued, unused vacation as of the date of this letter in accordance with regular payroll practices and, on or about the date of your execution of this letter, EXE will pay you a lump sum of $13,300 for your use in connection with COBRA payments relating to medical insurance through December 31, 2003.

3.     Expenses and Compensation Acknowledgment. You will deliver a final expense report to HR no later than February 15, 2003. You acknowledge that you have received in full all amounts owed to you by EXE through the date of this separation agreement, including but not limited to salary, commissions, bonuses, expense reimbursement or other payments, other than any normal expense reports that have been submitted and are being processed. EXE acknowledges that you do not owe any further amounts to EXE through the date of this separation agreement.

4.     Confidentiality. You will keep confidential the terms of this separation agreement that are not already publicly disclosed and will not disclose them to any third party, including any employees of EXE, except those employees who have a need to know. Nevertheless, you may disclose the terms of this separation agreement to your financial or legal advisors and immediate family; provided that you remain fully responsible for any breach of confidentiality by such recipients.

5.     Non-Disparagement. Neither you nor EXE will make any disparaging remarks, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill or business of the other, or otherwise make remarks that may negatively reflect upon the other; provided that EXE’s taking any action in order to preserve or pursue any claims, if any, EXE may have against you shall not be a violation of this provision in any respect.

6.     Release. You acknowledge that the terms of this Agreement are in full satisfaction of all amounts owed to you by EXE through the date of this Agreement arising out of or relating to the Employment Agreement. You release and discharge EXE, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, directors, officers, employees and agents, whether present or former, from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, which you ever had or now have against the released parties, or anyone of them, arising out of or relating to compensation matters under the Employment Agreement through the date of this agreement, including but not limited to, any matter relating to compensation arising out of or connected with your employment under the Employment Agreement or the termination of that employment, including without limitation claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, and all other laws and regulations relating to employment. Notwithstanding the foregoing, this release will have no effect on any claims arising with respect to EXE’s obligations under its charter documents, its by-laws or the Indemnification Agreement dated as of February 16, 2001 between EXE and you (the “Indemnification Agreement”) to indemnify, defend and hold you harmless, which obligations, notwithstanding this release, survive in accordance with their respective terms.

7.      Acknowledgement. You understand that the release under paragraph 6 extends to all of the aforementioned claims and potential claims which arose on or before the date of this separation agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this separation agreement. You and EXE further understand and acknowledge the significance and consequence of this separation agreement and of each specific release and waiver, and expressly consent that this separation agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified. You waive any right or claim you may have to employment, re-instatement, or re-employment with EXE.

8.     Continuing Obligations under Promissory Note and Pledge Agreement. You specifically acknowledge and reaffirm your obligations under that certain Promissory Note and that certain Pledge Agreement, each dated November 16, 2000.

9.     Existing Stock Options: Stock Award.

     (a)  Existing Stock Options. In accordance with the following table, as of the date of this letter, you will become eligible to exercise your options listed in the table below in full, and the termination of your employment for purposes of the options listed in the table below shall be deemed to have occurred on the date of this letter. Notwithstanding anything to the contrary in your option agreements, exercise of your options dated August 1, 1998 must be completed within three months of the date of this letter agreement, and exercise of your options dated November 2, 2001 must be completed by February 15, 2004.

No. of Shares*	Date Granted	Strike Price per Share*	Vesting*

500,000	August 1, 1998	$13.00	500,000
300,000	November 2, 2001	$2.41	300,000	**

* All option numbers and prices in this table are prior to EXE’s 1 for 7 reverse stock split, effective January 2, 2003. The appropriate adjustments will be reflected in your E*Trade account.

** The vesting of the remaining unvested amounts of this option shall be accelerated as of the date of this letter so that all shares under this option are vested.

(b)	Stock Award.

(i)	You acknowledge that you have been granted an award (the “ Award”) of 14,286 shares of common stock of EXE, all of which shares are immediately vested.

(ii)	In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting EXE’s outstanding securities without receipt of consideration, appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Award.

(iii)	It is understood that the certificates evidencing the Award may bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY

STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

10.     Advice of Counsel: Revocation Period. You are advised to seek the advice of counsel. You acknowledge that you are acting of your own free will, that you have been afforded a reasonable time to read and review the terms of this separation agreement, and that you are voluntarily entering into this separation agreement with full knowledge of its provisions and effects. You intend that this separation agreement will not be subject to any claim for duress. You further acknowledge that you have been given at least twenty one (21) days within which to consider this separation agreement.

11.     Entire Agreement. Except (i) as expressly provided in this agreement, (ii) for that certain Promissory Note and that certain Pledge Agreement, each dated November 16, 2002, (iii) the Indemnification Agreement, dated as of February 16, 2001, (iv) your applicable stock option agreements, as modified herein, and (v) for any additional Agreement that may be concluded between you and EXE, this Agreement contains the entire agreement between you and EXE and supercedes all other agreements between you and EXE, including but not limited to the Employment Agreement, any bonus plan, and any offer letter of employment.

12.     Governing Law. This agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws of any jurisdiction.

13.     Consent to Suit. In the case of any dispute under or in connection with this agreement, the parties may only bring suit in the Courts of the State of Texas in and for the County of Dallas or in the Federal District Court for such geographic location. The parties hereby consent to the jurisdiction and venue of the courts of the State of Texas in and for the County of Dallas or the Federal District Court for such geographic location, provided that such Federal Court has subject matter jurisdiction over such dispute, and the parties hereby waive any claim based upon an inconvenient forum with respect to such venue. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction. If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, then the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

Please note that you have twenty-one (21) days to review this separation agreement, but you are not obligated to use that entire period. If the terms of this separation agreement are acceptable to you, please sign it and return it to me.

Sincerely,

/s/ JOSEPH L. COWAN

Joseph L. Cowan President and Chief Executive Officer

Approved:

/s/ HENRY FEINBERG Henry Feinberg, As the Representative of The Compensation Committee of the Board of Directors of EXE Technologies, Inc.

Accepted and agreed:

/s/ RAYMOND R. HOOD Raymond R. Hood

Date: February 12, 2003

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